Phillips 66 Partners Reports Fourth-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Fourth-Quarter 2019 Earnings

Highlights

Fourth Quarter

•	Achieved record earnings of $255 million and adjusted EBITDA of $345 million

•	Increased quarterly distribution to $0.875 per common unit

•	Commenced initial operations on the Gray Oak Pipeline

Full-Year 2019

•	Reported record earnings of $923 million and adjusted EBITDA of $1.3 billion

•	Completed the Bayou Bridge pipeline extension, the Lake Charles isomerization unit and the Lake Charles pipeline projects

•	Eliminated general partner’s incentive distribution rights

•	Increased quarterly distribution 11% year over year

HOUSTON, Jan. 31, 2020 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter 2019 earnings of $255 million, or $1.06 per diluted common unit. Cash from operations was $259 million, and distributable cash flow was $254 million. Adjusted EBITDA was $345 million in the fourth quarter, compared with $323 million in the prior quarter.

“This quarter we delivered strong financial and operating performance, resulting in record EBITDA for the quarter and full year,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “The Gray Oak Pipeline had initial startup in November, and we look forward to it reaching full service in the second quarter of 2020. Phillips 66 Partners is a leading MLP with a strong financial position and disciplined capital allocation.”

On Jan. 21, 2020, the general partner’s board of directors declared a fourth-quarter 2019 cash distribution of $0.875 per common unit, a 5% increase over fourth quarter 2018. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Financial Results

Phillips 66 Partners’ fourth-quarter 2019 earnings were $255 million, compared with $237 million in the third quarter of 2019. The Partnership reported adjusted EBITDA of $345 million in the fourth quarter, compared with $323 million in the prior quarter. The improvements primarily reflect increased volumes on wholly owned pipelines and terminals, as well as a full quarter of results from the isomerization unit at the Phillips 66 Lake Charles Refinery.

Liquidity, Capital Expenditures and Investments

As of Dec. 31, 2019, total debt outstanding was $3.5 billion. The Partnership had $286 million in cash and cash equivalents and $749 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $175 million. Growth capital included spend on the C2G Pipeline, the Sweeny to Pasadena Pipeline and the Clemens Caverns, as well as investment in the South Texas Gateway Terminal.

Strategic Update

Phillips 66 Partners commenced initial operations on the 900,000 barrels per day (BPD) Gray Oak Pipeline, which is expected to reach full service in the second quarter of 2020. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the Phillips 66 Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% effective ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with storage capacity of 8.5 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up in the third quarter of 2020.

The Partnership is increasing storage capacity at Clemens Caverns from 9 million barrels to 16.5 million barrels in connection with the Phillips 66 project to add natural gas liquid (NGL) fractionation capacity at the Sweeny Hub. The caverns expansion is expected to be completed in the fourth quarter of 2020.

Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

The Sweeny to Pasadena Pipeline expansion project will add 80,000 BPD of pipeline capacity, providing additional naphtha offtake from the Sweeny fractionators. In addition, product storage capacity will increase by 300,000 barrels at the Pasadena Terminal. The project is expected to be completed in the second quarter of 2020.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EST to discuss the Partnership’s fourth-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Brent Shaw (investors) 832-765-2297 brent.d.shaw@p66.com	Dennis Nuss (media) 855-841-2368 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Fourth-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements as defined under the federal securities laws. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA, distributable cash flow and coverage ratio may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA, distributable cash flow and coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliations of current quarter EBITDA, adjusted EBITDA and distributable cash flow to net income and net cash provided by operating activities are included in this release.

References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q4 2019	Q3 2019
Selected Income Statement Data
Total revenues and other income	$432	411
Net income	255	237

Adjusted EBITDA	345	323
Distributable cash flow	254	255

Net Income Per Limited Partner Unit—Diluted (Dollars)
Common units	$1.06	1.15

Selected Balance Sheet Data
Cash and cash equivalents	$286	655
Equity investments	2,961	2,921
Total assets	6,961	7,190
Total debt	3,516	3,815
Equity held by public
Preferred units	746	746
Common units	2,717	2,664
Equity held by Phillips 66
Common units	(628)	(655)

Phillips 66 Partners Reports Fourth-Quarter Earnings

Statement of Income

	Millions of Dollars
	Q4 2019	Q3 2019
Revenues and Other Income
Operating revenues—related parties	$283	262
Operating revenues—third parties	8	8
Equity in earnings of affiliates	140	139
Other income	1	2
Total revenues and other income	432	411

Costs and Expenses
Operating and maintenance expenses	90	91
Depreciation	32	30
General and administrative expenses	16	16
Taxes other than income taxes	9	10
Interest and debt expense	28	26
Other expenses	2	—
Total costs and expenses	177	173
Income before income taxes	255	238
Income tax expense	—	1
Net income	255	237
Less: Preferred unitholders’ interest in net income	9	9
Less: General partner’s interest in net income	—	—
Limited partners’ interest in net income	$246	228

Phillips 66 Partners Reports Fourth-Quarter Earnings

Selected Operating Data

	Q4 2019	Q3 2019
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$126	121
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	1,005	998
Refined petroleum products and natural gas liquids	1,033	990
Total	2,038	1,988

Average pipeline revenue per barrel (dollars)	$0.67	0.66

Terminals
Terminal revenues (millions of dollars)	$47	41
Terminal throughput (thousands of barrels daily)
Crude oil(2)	459	493
Refined petroleum products	852	819
Total	1,311	1,312

Average terminaling revenue per barrel (dollars)	$0.38	0.33

Storage, processing and other revenues (millions of dollars)	$118	108
Total operating revenues (millions of dollars)	$291	270

Joint Venture Operating Data(3)
Crude oil, refined petroleum products and natural gas liquids (thousands of barrels daily)	793	786
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Cash Distributions

	Millions of Dollars Except as Indicated
	Q4 2019	Q3 2019
Cash Distributions†
Common units—public	$51	50
Common units—Phillips 66	149	147
Total	$200	197

Cash Distribution Per Common Unit (Dollars)	$0.875	0.865

Coverage Ratio*	1.27	1.29
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.30x and 1.40x at Q4 2019 and Q3 2019, respectively.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income

	Millions of Dollars
	Q4 2019	Q3 2019

Net Income	$255	237
Plus:
Depreciation	32	30
Net interest expense	27	25
Income tax expense	—	1
EBITDA	314	293
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	31	30
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	345	323
Plus:
Deferred revenue impacts*†	(2)	—
Less:
Equity affiliate distributions less than proportional EBITDA	25	9
Maintenance capital expenditures†	28	25
Net interest expense	27	25
Preferred unit distributions	9	9
Income taxes paid	—	—
Distributable cash flow	$254	255
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities

	Millions of Dollars
	Q4 2019	Q3 2019

Net Cash Provided by Operating Activities	$259	276
Plus:
Net interest expense	27	25
Income tax expense	—	1
Changes in working capital	20	(9)
Undistributed equity earnings	10	(4)
Deferred revenues and other liabilities	1	2
Other	(3)	2
EBITDA	314	293
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	31	30
Expenses indemnified or prefunded by Phillips 66	—	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	345	323
Plus:
Deferred revenue impacts*†	(2)	—
Less:
Equity affiliate distributions less than proportional EBITDA	25	9
Maintenance capital expenditures†	28	25
Net interest expense	27	25
Preferred unit distributions	9	9
Income taxes paid	—	—
Distributable cash flow	$254	255
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.